Date:	October 26, 2005

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Announces Impacts to Third Quarter Earnings

Kansas City, MO — October 26, 2005. Kansas City Southern (KCS) (NYSE:KSU) today announced that its third quarter earnings will be affected by three individually significant items which include:

•	the previously announced Value Added Tax (VAT) Settlement,

•	the effects of Hurricanes Katrina and Rita, and,

•	the impact of an increase in casualty reserves.

Kansas City Southern recorded a one time non-cash gain of approximately $134.7 million net of related income taxes, legal fees and other costs as a result of the VAT Settlement reached with the Mexican government earlier this year. Of significance, the Settlement resolves all outstanding disputes between the Company and the government of Mexico, and achieves KCS’ goal of becoming the 100% owner of Mexico’s largest railroad.

The Kansas City Southern Railway (KCSR), which serves several points impacted by hurricanes, Katrina and Rita, suffered relatively minimal damage to its rail infrastructure. However, as a result of the clean-up costs associated with the clearing of thousands of trees from its right-of-way and the congestion created by cars being repositioned and held away from affected areas, as well as revenues being adversely impacted by customer facilities damaged and/or suffering from loss of power, KCSR estimates that the combined effect of the two hurricanes through the end of September has been a reduction of approximately $7.8 million in operating income.

In the third quarter, KCSR initiated a new comprehensive actuarial study of its casualty reserves. Based on that study, the reserves for employee injury and third-party claims will be increased, resulting in a charge to third quarter operating income of $37.8 million. The charge reflects the impact of higher actual and projected settlements for major claims, and significant increases in the frequency of claims in 2004 and 2005 above those previously provided. The charge includes $7.5 million in additional reserves for occupational illness claims that are being established on an actuarial basis for the first time.

KCS will release its third quarter earnings prior to the opening of the NYSE on Wednesday, November 2, 2005. Management will host a conference call to discuss the third quarter on November 2, at 1:00 p.m. Eastern. The conference call can be accessed by dialing: 1-800-955-1795. Accompanying visuals to the presentation will be available immediately prior to the call on the Company’s website: www.kcsi.com.

Headquartered in Kansas City, MO, KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include ownership of TFM, S.A. de C.V., which serves northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz; and a 50% interest in The Panama Canal Railway Company, which provides ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2003, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.